Exhibit 3.1 CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF SIMPSON MANUFACTURING CO., INC. The name of the corporation (hereinafter called the “Corporation”) is Simpson Manufacturing Co., Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that: 1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporations’s Certificate of Incorporation, as amended, filed with the Secretary of State of Delaware (the “Certificate of Incorporation”). 2. Article VIII of the Certificate of Incorporation is hereby amended and restated in its entirety as follows: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of this Article VIII shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. 3. The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with section 242 of the General Corporation Law of the State of Delaware. 4. All other provisions of the Certificate of Incorporation shall remain in full force and effect. 5. The foregoing amendment shall be effective upon the filing with the Secretary of State of the State of Delaware. IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by its duly authorized officer on this 2nd day of May 2024. SIMPSON MANUFACTURING CO., INC. By: /s/ Brian Magstadt